EXHIBIT 9.1

Portfolio Support and License Agreement

This Agreement, dated as of November 6, 2019, is made by and between Milliman Financial Risk Management LLC, a Delaware limited liability company (“Consultant/Licensor”), and Guggenheim Funds Distributor, LLC., (“GFD” or “Licensee”) as sponsor to, Defined Outcome Trust: Large Cap Buffer 20 Portfolio, February 2021 (the “Trust”).

Recitals

A.       Consultant/Licensor is an investment adviser federally registered or exempt under the Investment Advisers Act of 1940, as amended

B.       GFD sponsors, underwrites and distributes a wide array of unit investment trusts (“UITs”).

C.       Consultant/Licensor has developed an investment strategy (which includes without limitation selection criteria and methodology) set forth in Schedule A (the “Strategy”), and Consultant/Licensor owns rights in and to the Strategy and the proprietary data relating to the Strategy (such rights, including without limitation, copyright, trademark and proprietary rights and trade secrets, being hereinafter collectively referred to as the “Intellectual Property”).

D.       The parties desire to enter into an agreement whereby Consultant/Licensor shall provide to GFD a list of securities selected in accordance with the Strategy (any securities selected in accordance with the Strategy are referred to herein as “Appropriate Securities”) for deposit by GFD, in its discretion, into the Trust.

E.       Consultant/Licensor uses in commerce and has trade name, trademark and/or service mark rights to the marks set forth in Schedule B (such rights are individually and collectively referred to herein as the “Marks”).

F.       Licensee wishes to use the Strategy, Intellectual Property and the Marks in connection with the Trust.

The parties agree as follows:

           1. Consultant/Licensor Services.

(a)    Selection of Securities. Prior to 12:00 p.m. (C.S.T.) on the third business day before the November 7th, 2019 (such prior day being the “Target Date”), Consultant/Licensor shall provide GFD with a list of Appropriate Securities for deposit by GFD, in its sole discretion, into the Trust. The date that the Appropriate Securities are deposited is referred to herein as the “Deposit Date”. GFD shall provide to Consultant/Licensor the registration statement relating to the Trust (the “Registration Statement”). Consultant/Licensor hereby covenants, represents and warrants that, as of any Trust’s Deposit Date, any list of Appropriate Securities furnished pursuant to this Agreement shall be appropriate for inclusion in such Trust based on the investment objectives and criteria set forth in the Trust’s Registration Statement. Consultant/Licensor further covenants, represents and warrants that: (i) as of the Trust’s Deposit Date, the Appropriate Securities and any consultation it provides with respect to the Trust will be consistent with the agreed upon investment objectives; (ii) the Appropriate Securities shall be selected based on a completely objective, verifiable and non-discretionary strategy; (iii) the historical performance results of securities selected pursuant to the Strategy will be based on all of the components of the Strategy; and (iv) Consultant/Licensor shall not tamper with such results on a historical or “going forward” basis.

           (b)     Consultation. Consultant/Licensor shall:

(i)       upon GFD’s reasonable request, provide GFD with information about the Appropriate Securities as reasonably necessary for use by GFD in preparing and updating Registration Statement disclosures and marketing materials for the Trust; and

(ii)       promptly review for accuracy and completeness information provided and disclosures made in the Registration Statement for the Trust in which the Appropriate Securities are deposited.

           (c)      Standard of Performance. Consultant/Licensor represents and warrants that: (i) the services will be performed with that degree of skill and care generally observed by companies performing the same or similar services and (ii) the services will be provided in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes and standards.

           (d)      Non-disclosure. Neither Consultant/Licensor nor any if its officers, directors, employees, members or agents shall disclose in any manner any information concerning the Trust, including any Appropriate Securities, prior to the Trust’s Deposit Date.

2. Grant of License.

(a)       Grant. Subject to the terms and conditions of this Agreement, Consultant/Licensor hereby grants to the Licensee, for the term of this Agreement, a non-transferable (except as otherwise provided herein), license to use and refer to the Consultant/Licensor Marks, Strategy and Intellectual Property (i) in connection with the creation, issuance, sale, marketing and promotion of the Trust in order to indicate (x) that the securities included in the Trust are determined through the use of the Strategy, (y) the historical performance of the Strategy, and (z) that Consultant/Licensor is the source of the Strategy; (ii)  as may otherwise be required by applicable laws, rules or regulations and court orders or under this Agreement; and (iii) in the name of the Trust (collectively, the “License”). However in all cases, except as necessary to meet legal or regulatory requirements (e.g., reporting requirements set forth by the Securities and Exchange Commission), neither Party shall use the other Party’s name, trademark, service mark, logo, or refer to the other Party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement or its subject matter, including in any promotional or marketing materials, customer lists or business presentations without the prior written consent from the other Party.

(b)       Scope. Consultant/Licensor agrees that no person or entity (including without limitation, the Trust) other than the Licensee shall need to obtain a License in connection with the creation, issuance, sale, marketing and promotion of the Trust and that Licensee has the right to sublicense the License to the Trust or other appropriate party if necessary or helpful in achieving the intent of this Agreement.

(c)       Ownership and Retention of Rights. The Licensee acknowledges that the Strategy and the Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and that Consultant/Licensor has and retains all Intellectual Property rights therein. Except as otherwise specifically provided herein, Consultant/Licensor reserves all rights to the Strategy and the Consultant/Licensor Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, any of the Strategy or the Consultant/Licensor Marks, or in any Intellectual Property or other proprietary rights pertaining thereto.

(d)       Duty to Maintain. During the term of this Agreement, Consultant/Licensor shall use its best efforts to maintain in full force and effect U.S. federal registrations for the Consultant/Licensor Marks.

           3.     Term. The term of this Agreement shall commence as of the date set forth above and shall remain in full force and effect until the termination of the Trust.

           4.     Fees. As consideration for the services and license granted herein, GFD shall pay to Consultant/ Licensor the following fees (which fees are Trust costs that GFD expects the Trust to reimburse pursuant to the applicable Trust Indenture):

(a)       a portfolio consulting fee equal to thirteen basis points (13 basis points) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the “Portfolio Fee”); and

(b)       a license fee equal to seven basis points (7 basis points) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the “License Fee”).

The Portfolio Fee and License Fee shall be paid on a one-time basis on or before the 15th day of the second month after the close of the primary offering period. Consultant/Licensor acknowledges that (a) GFD may at any time determine that it does not wish to go forward with a primary offering of the Trust and, if it so determines, GFD shall not be responsible for the payment of any Portfolio Fee or License Fee under this Agreement, (b) GFD may delay the Deposit Date in its discretion, provided such delay is reasonable and no longer than 60 days, and (c) GFD has full authority to determine the length of any offering period, and may shorten or lengthen such offering period for any reason in its sole discretion.

         5.     Relationship of the Parties. This Agreement shall not be deemed to create any partnership or joint venture between GFD and Consultant/Licensor, and the services provided by Consultant/Licensor shall be as an independent contractor and not as an employee or agent of GFD. Consultant/Licensor shall have no authority whatsoever to bind GFD on any agreement or obligation. Consultant/Licensor agrees that it shall not hold itself out as an employee or agent of GFD.

        6. Confidentiality. A party may obtain proprietary, non-public information concerning the other party (“Confidential Information”) during the term of this Agreement. Each party shall keep the other party’s Confidential Information confidential and shall not use such information in any manner except as required to perform its obligations hereunder. In no event shall the following information be deemed a disclosing party’s Confidential Information: (a) information that is or becomes generally available to the public other than as a result of disclosure by the receiving party; (b) information that was within the receiving party’s possession prior to its being furnished by the disclosing party; (c) information that becomes available to the receiving party from a third party who is not, to the receiving party’s knowledge, bound by an obligation of confidentiality to the disclosing party and (d) information that is independently developed by the receiving party without the receiving party violating its obligations under this agreement. Notwithstanding the above, a receiving party may disclose the disclosing party’s confidential Information to the receiving party’s existing and potential affiliates and its and their respective employees, agents, advisors, directors and officers (collectively, “Representatives”), provided, however, such Representatives are made aware of this Agreement and agree to comply with the terms of this Agreement as if they were parties hereto. Each party acknowledges that a breach of this Section would cause permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief in the event of any breach of the provisions of this Section in addition to all other remedies available at law or in equity.

        7. Indemnification. Consultant/Licensor agrees to indemnify, defend and hold GFD, its officers, directors, agents and employees harmless from and against any liability, damages, losses, judgment, and other Expense (including but not limited to reasonable attorney’s fees and court costs) for any third party claim brought against GFD, its officers, directors, agents and employees arising out of or resulting from Consultant/Licensor’s grossly negligent act or omission of Consultant/Licensor in the performance of services hereunder. GFD agrees that it will promptly notify and tender the defense to Consultant/Licensor of any indemnified claim, provided that GFD’s failure to provide prompt notice shall not relieve Consultant/Licensor from liability herein except to the extent Consultant/Licensor is prejudiced by such failure, and Consultant/Licensor shall, at its sole expense, defend, and at its sole discretion, settle any such indemnifiable claim, provided that, Consultant/Licensor shall obtain GFD’s consent in the event of any settlement, which consent shall not be unreasonably withheld. GFD may participate in the defense of any indemnified claim at its own expense. Provided, however, that Consultant/Licensor shall not be required to indemnify GFD, its officers, directors, agents and employees, for any damages determined by a court or an arbitration panel to have resulted from GFD’s gross negligence, intentional fraud or willful misconduct.

GFD agrees to indemnify and hold Consultant/Licensor, its officers, directors, agents and employees, harmless from and against all loss, damages, liability, and Expense, for any third party claim brought against Consultant/Licensor, its officers, directors, agents and employees arising out of or resulting from GFD’s grossly negligent act or omission of GFD hereunder. Consultant/Licensor agrees that it will promptly notify and tender the defense to GFD of any indemnified claim, provided that Consultant/Licensor’s failure to provide prompt notice shall not relieve GFD from liability herein, except to the extent GFD is prejudiced by such failure, and GFD shall, at its sole expense, defend, and at its sole discretion, settle any such indemnifiable claim, provided that, GFD shall obtain Consultant/Licensor’s consent in the event of any settlement, which consent shall not be unreasonably withheld. Consultant/Licensor may participate in the defense of any indemnified claim at its own expense. Provided, however, that GFD shall not be required to indemnify Consultant/Licensor, its officers, directors, agents and employees, for any damages determined by a court or an arbitration panel to have resulted from Consultant/Licensor’s gross negligence, intentional fraud or willful misconduct.

For purposes of this Section, "Expense" shall include: all legal expenses incurred by either party in the investigation, defense or settlement of any claim, action, suit or proceeding, and all other reasonable costs and expenses, including the services of either party based on normal hourly rates, together with its out-of-pocket expenses, incurred in the investigation, defense or settlement of same.

          8. Limitation of Liability. Neither party shall be liable to the other party for any liabilities, damages, costs and expenses except for those resulting from the other party’s breach of a representation or warranty contained in this Agreement, gross negligence, intentional fraud, or willful misfeasance. Notwithstanding the above, in no event shall either party be liable to the other party for any punitive, special, indirect, consequential, incidental or similar damages or losses, regardless of how such damages or losses arise or whether the other Party was notified as to the possibility or foreseeability of such damages. Nothing in this paragraph is intended to limit a party’s right to indemnification under Section 7.

          9. Representations and Warranties.

           (a)       GFD. Guggenheim represents, warrants and covenants that it is a limited liability company duly formed, existing and in good standing under the laws of the state of Delaware, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or its governing documents.

(b)       Consultant/Licensor. Consultant/Licensor represents, warrants and covenants that it is a limited liability company duly formed, existing and in good standing under the laws of the state of its organization, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or any of its organizational documents. Consultant/Licensor further represents, warrants and covenants that it is an investment adviser federally registered or exempt from registration under the Investment Advisers Act of 1940, as amended, and any applicable state statutes, (iii) the Strategy, Intellectual Property and Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and (iv) neither the selection of Appropriate Securities pursuant to the Strategy nor the Intellectual Property or the License granted pursuant to this Agreement infringes or otherwise violates any third-party’s intellectual property rights or other proprietary rights.

10.       Miscellaneous.

(a)       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to any conflict of laws principles.

           (b)       Arbitration. In the event of any dispute arising out of or relating to this Agreement, the Parties agree that the dispute will be resolved by final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place before a panel of three arbitrators. Within 30 days after the commencement of the arbitration, each party shall designate in writing a single independent arbitrator. The two arbitrators designated by the Parties shall then select a third arbitrator. Each arbitrator shall have a background in either investment management, insurance, actuarial science or law. The arbitrators shall have the authority to permit limited discovery, including depositions, prior to the arbitration hearing, and such discovery shall be conducted consistent with the Federal Rules of Civil Procedure. The arbitrators shall have no power or authority to award damages in excess of the limitation of liability set forth herein or otherwise award damages disclaimed under this Agreement. The arbitrators may, in their discretion, award the cost of the arbitration, including reasonable attorney fees, to the prevailing party. Any award made may be confirmed in any court having jurisdiction. Any arbitration shall be confidential, and except as required by law, neither Party may disclose the content or results of any arbitration hereunder without the prior written consent of the other Party, except that disclosure is permitted to a Party’s auditors, legal advisors, regulators and financial advisors

(c)       Entire Agreement. This Agreement, including the Appendices and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof.

(d)       Assignment. Consultant/Licensor shall not assign any rights or delegate any obligations under this Agreement without the prior written consent of GFD, which consent shall not be unreasonably withheld. Any assignment in violation of this provision shall be void. GFD may assign its rights and obligations under this Agreement to any successor in interest to all or substantially all of GFD’s assets. This Agreement shall be binding upon the heirs, successors, legal representatives and permitted assigns of the parties.

(e)       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(f)       Survival. The provisions of Sections 6, 7, 8, 10(a), 10(b), and 10(f) shall survive the termination of this Agreement.

[Signature Page Follows]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

Milliman Financial Risk Management LLC

By_____________________________

Name: Matt Kaufman

Title: Principal

Guggenheim Funds Distributor, LLC. as Sponsor of the Trust

By_____________________________

Name: Dennis Dunleavy

Title: Managing Director

Schedule A
The Strategy

Incorporated herein and made a part hereof is the “Principal Investment Strategy” section as set forth in the Prospectus.

Schedule B

Consultant/Licensor Marks